SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

OF

HIGHLAND FLOATING RATE OPPORTUNITIES FUND

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1.    This document constitutes an amendment to the Second Amended and Restated Agreement and Declaration of Trust dated September 25, 2017 (hereinafter called the “Declaration of Trust”) of Highland Floating Rate Opportunities Fund.

2.    The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on September 27, 2017.

3.    Name. Article I, Section 1 of the Declaration of Trust is amended as follows, to be effective as of May 20, 2019:

The Trust shall be known as “Highland Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

4.    Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to “Highland Income Fund”.

5.    The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on the 3rd day of April, 2019.

/s/ John Honis
John Honis, as Trustee

/s/ Bryan A. Ward
Bryan A. Ward, as Trustee

/s/ Ethan Powell
Ethan Powell, as Trustee

/s/ Dr. Bob Froehlich
Dr. Bob Froehlich, as Trustee

/s/ Dustin Norris
Dustin Norris, as Trustee

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

April 08, 2019 12:18 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth